Exhibit 3(a)

RESTATED CERTIFICATE OF INCORPORATION

OF

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

Pursuant to Sections 242 and 245 of the General
Corporation Law of the State of Delaware

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION, a Delaware Corporation, hereby certifies as follows:

1.                                       The name of the Corporation is SCIENCE APPLICATIONS INTERNATIONAL CORPORATION and it was originally incorporated under the name of Science Applications, Inc.

2.                                       The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on October 21, 1980.

3.                                       This Restated Certificate of Incorporation restates and amends the provisions of the Corporation’s Restated Certificate of Incorporation as heretofore amended and supplemented.

4.                                       The Corporation’s Restated Certificate of Incorporation as heretofore amended and supplemented is hereby amended and restated to read in its entirety as follows:

FIRST:  The name of this Corporation is:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

SECOND:  The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, and the name of its registered agent at that address is The Corporation Trust Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:  The total number of shares of capital stock of all classes which the Corporation shall have the authority to issue is one billion eight million (1,008,000,000) shares. One billion (1,000,000,000) shares shall be Class A Common Stock, par value $.01 per share, five million (5,000,000) shares shall be Class B Common Stock, par value $.05 per share, and three million (3,000,000) shares shall be Preferred Stock, par value $.05 per share.

The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock, in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the General Corporation Law of the State of Delaware (the “DGCL”), including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

The designation and the powers, preferences, rights, qualifications, limitations and restrictions applicable to the shares of Class A Common Stock and Class B Common Stock (collectively, the “Common Stock”) which the Corporation is authorized to issue shall be as follows:

(A)                              Voting Rights.

Except as otherwise provided by the DGCL, the holders of Class A Common Stock and Class B Common Stock shall in all matters vote together as a single class.  In all matters requiring a stockholder vote, each holder of Class A Common Stock shall have one vote per share, and each holder of Class B Common Stock shall have 20 votes per share, except as otherwise provided in Article TENTH.

(B)                                Dividends Rights.

Subject to the rights of the holders of outstanding Preferred Stock, if any, holders of Class A Common Stock and Class B Common Stock shall be entitled to receive, equally and ratably, such dividends, payable in cash, stock or otherwise, as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor; provided, however, that any dividend declared and paid with respect to each share of Class B Common Stock, whether payable in cash, stock or other property, shall be equal to 20 times the per share dividend declared and paid with respect to each share of Class A Common Stock.

(C)                                Liquidation Rights.

In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, including, without limitation, all amounts payable with respect to outstanding Preferred Stock, if any, the holders of Class A Common Stock and Class B Common Stock shall be entitled to receive, equally and ratably, the remaining assets and funds of the Corporation; provided, however, that the amount of such assets and funds distributed with respect to each share of Class B Common Stock shall be equal to 20 times the per share amount distributed with respect to each share of Class A Common Stock.  A merger or consolidation of the Corporation with or into any other corporation or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Section (C).

(D)                               Reclassification, Etc.

No class of Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless the relative powers, preferences, rights, qualifications, limitations and restrictions applicable to the other class of Common Stock are maintained.

(E)                                 Mergers, Consolidations, Etc.

In any merger, consolidation or business combination to which the Corporation is a party (other than a merger, consolidation or business combination in which the Corporation is the surviving corporation and which does not result in any reclassification of or change in outstanding shares of Common Stock), the consideration to be received with respect to each share of Class B Common Stock in such merger, consolidation or business combination must be equal to 20 times the consideration to be received with respect to each share of Class A Common Stock; provided, however, that in any such transaction in which shares of capital stock are distributed, such shares may differ as to the rights of the holders thereof to the extent and only to the extent that such rights differ as provided herein.

(F)                                 Restrictions on Class A Common Stock

(1)                                  Corporation’s Right to Repurchase upon Termination of Affiliation.  All shares of Class A Common Stock held of record by a person who is an employee or director of, or a consultant to, the Corporation or any of its Subsidiaries shall be subject to the Corporation’s right to repurchase all of such shares in the event that such holder’s affiliation with the Corporation as an employee, director or consultant is terminated.  Such right of repurchase upon termination of affiliation shall also be applicable to all shares of Class A Common Stock which such person has the right to acquire subsequent to such person’s termination of affiliation pursuant to any of the Corporation’s employee benefit plans (other than shares distributable to such person under the Employee Stock Retirement Plan, or any other retirement or pension plan adopted by the Corporation or any of its Subsidiaries which, by its terms, provides that the Corporation’s right to repurchase shares issued thereunder upon termination of affiliation shall not apply) or pursuant to any option or other contractual right to acquire shares of Class A Common Stock which was outstanding at the date of such termination of affiliation.  An authorized leave of absence approved in accordance with the Corporation’s policy shall not constitute a termination of affiliation for purposes of this subparagraph (1); provided, however, that the issuance of a formal personnel action notice by the Corporation’s human resources department advising an employee that such employee’s leave of absence is terminated shall constitute a termination of affiliation for purposes of this subparagraph (1).  The Corporation’s right of repurchase shall be exercised by mailing written notice to such holder’s address of record on the Corporation’s stock record books within sixty (60) days following (i) the date of termination of such affiliation with respect to employees, directors or consultants of the Corporation, or (ii) the date on which the Corporate Secretary of the Corporation receives written notice of the termination of affiliation of an employee, director or consultant of a Subsidiary.  If the Corporation repurchases the shares, the price shall be the Formula Price (as hereinafter defined) per share (i) on the date of such termination of affiliation, in the case of shares held of record by such holder at that date and shares issuable to such holder subsequent to that date pursuant to any option or other contractual right to acquire shares of Class A Common Stock which was outstanding at that date; or (ii) on the date such shares are distributed to such holder, in the case of shares distributable to such holder subsequent to such holder’s termination of affiliation pursuant to any of the Corporation’s employee benefit plans.  The Corporation shall, in the event it exercises its right to repurchase such shares of Class A Common Stock as provided in this subparagraph (1), pay for such shares in cash within 90 days after (i) the date of such termination of affiliation (such 90-day period shall commence on such date of termination of affiliation and shall not be extended by accrued vacation, sick days or similar accruals) or the date on which the Corporate Secretary of the Corporation receives written notice of the termination of affiliation of an employee, director or consultant of a Subsidiary, in the case of shares held of record by such holder at that date and shares issuable to such holder subsequent to that date pursuant to any option or other contractual right to acquire shares of Class A Common Stock which was outstanding at that date; or (ii) the date such shares are distributed to such holder, in the case of shares distributable to such holder subsequent to such holder’s termination of affiliation pursuant to any of the Corporation’s employee benefit plans.  If the Corporation is unable to make such payment directly to such holder, then the Corporation may satisfy its obligation to make such payment by depositing the purchase price within such 90-day period in an account for the benefit of such holder and such shares of Class A Common Stock shall thereby be deemed to have been transferred to the Corporation and no longer outstanding with all rights of such holder with regard to such shares terminated.  Notwithstanding the foregoing, the right of repurchase upon termination of affiliation set forth in this subparagraph (1) shall not be applicable to shares of Class A Common Stock held by a holder who received such shares (i) in the merger (the “Merger”) of Science Applications, Inc. with and into the Corporation in exchange for shares of Common Stock, par value $.05 per share, of the Corporation (“Old Common Stock”) which immediately prior to the effective time of the Merger (the “Effective Time”) were not subject to a right of repurchase upon termination of affiliation on the part of the Corporation; (ii) upon exercise of a “non-qualified” stock option granted prior to October 1, 1981 under the Corporation’s 1979 Stock Option Plan which was not converted into an “incentive stock option;” (iii) in exchange for shares of Class B Common Stock pursuant to Section (I) of this Article FOURTH which were not subject to a right of repurchase upon termination of affiliation on the part of the Corporation; or (iv) by way of a stock dividend or a stock split on the outstanding shares of Class A Common Stock which have been theretofore issued under the circumstances described in clauses (i), (ii) or (iii) or this clause (iv) of this sentence.

(2)                                  Corporation’s Right of First Refusal.  If at any time a holder of Class A Common Stock desires to sell any of such shares (other than through the limited market maintained by the Corporation), such holder shall first give notice to the Secretary of the Corporation containing:

(a)                                  A statement signed by such holder notifying the Corporation that such holder desires to sell shares of Class A Common Stock and has received a bona fide offer to purchase such shares.

(b)                                 A statement signed by the intended purchaser containing:

(i)                                     the intended purchaser’s full name, address and taxpayer identification number;

(ii)                                  the number of shares to be purchased;

(iii)                               the price per share to be paid;

(iv)                              other terms under which the purchase is intended to be made; and

(v)                                 a representation that the offer, under the terms specified, is bona fide.

(c)                                  If the purchase price is payable in cash, in whole or in part, a copy of a certified check, cashier’s check or money order payable to such holder from the purchaser in the aggregate amount of the purchase price which is to be paid in cash.

The Corporation shall thereupon have an option exercisable within fourteen (14) days of receipt of such notice by the Secretary to purchase all, but not less than all, of the shares specified in the notice at the offer price and upon the same terms as set forth in the notice, accompanied by payment of the purchase price; provided, however, that if the offer price is payable, in whole or in part, other than in cash, the Corporation shall pay the equivalent value of any noncash consideration as mutually agreed upon between the holder and the Corporation. Such option shall be exercised by the Corporation by mailing written notice to such holder at such holder’s address of record on the Corporation’s stock record books.  In the event the Corporation does not exercise such option, such holder may sell the shares specified in the notice within 30 days thereafter to the person, at the price and upon the terms and conditions set forth therein.  The holder may not sell such shares to any other person, or at any different price, or on any different terms without first re-offering such shares to the Corporation.

(3)                                  Election of Rights by Corporation.  In the event circumstances shall occur which would ordinarily permit the Corporation to exercise its rights under either subparagraphs  (1) or (2) of this paragraph (F) at a time when the Corporation’s rights under the other subparagraph have become and remain exercisable, the Corporation in its sole discretion may elect which of such rights it shall exercise.  The Corporation may designate one or more nominees to purchase any shares of Class A Common Stock which it has the right to purchase pursuant to subparagraphs (1) or (2) of this paragraph (F), in lieu of purchasing such shares itself.

(4)                                  Other Transfers.  Except for sales in the limited market maintained by the Corporation and as provided in subparagraphs (1) or (2) of this paragraph (F), no holder of shares of Class A Common Stock may sell, assign, pledge, transfer or otherwise dispose of or encumber any shares of Class A Common Stock without the prior written approval of the Corporation, and any attempt to so sell, assign, pledge, transfer or otherwise dispose of or encumber such shares without such prior approval shall be null and void.  The Corporation is expressly authorized to condition its approval of a transfer other than by sale of any shares of Class A Common Stock by an employee or director of, or a consultant to, the Corporation or by a person who acquired such shares other than by purchase, directly or indirectly, from an employee or director of, or a consultant to, the Corporation upon the transferee’s agreement to hold such shares subject to the Corporation’s right to repurchase such shares pursuant to subparagraph (1) of this paragraph (F) upon the termination of affiliation of the employee, director or consultant.

(5)                                  Definitions.  As used in this Article FOURTH, the following terms shall have the indicated meanings:

(a)                                  “Formula Price” shall mean the price determined pursuant to the formula adopted by the Board of Directors of the Corporation for the purpose of determining the fair market value of the Corporation’s Class A Common Stock, as such formula may be modified from time to time by the Board of Directors.

(b)                                 “Subsidiary” shall mean an entity designated as such by the Board of Directors (or a committee of the Board of Directors empowered to make such determination) based on the Corporation’s equity interest in, control over or relationship with such entity.  If the Board of Directors (or such committee) determines that the Corporation’s equity interest in, control over or relationship with such entity has changed in a way that makes the entity’s status as a Subsidiary no longer appropriate, the Board of Directors (or such a committee) may remove the designation.

(G)                                Restrictions on Class B Common Stock.

(1)                                  All shares of Class B Common Stock issued in the Merger in exchange for shares of Old Common Stock shall be subject to the same contractual or other restrictions, if any, that were applicable immediately prior to the Effective Time to the shares of Old Common Stock which were so converted into such shares of Class B Common Stock.

(2)                                  All shares of Class B Common Stock issued subsequent to the Effective Time upon exercise of options granted prior to the Effective Time under any of the Corporation’s stock option plans (“Options”), which were not converted in the Merger into Options to purchase shares of Class A Common Stock shall be subject to the same contractual or other restrictions, if any, that would have been applicable to the shares of Old Common Stock issuable upon exercise of such Options if such Options had been exercised immediately prior to the Effective Time.

(H)                               Lapse or Waiver of Restrictions on Class A Common Stock.

(1)                                  Lapse.  All restrictions upon the shares of Class A Common Stock set forth in paragraph (F) above shall automatically lapse and be of no further force or effect if:

(a)                                  the Corporation makes an underwritten offering of any class of its Common Stock (or any class of securities convertible into any class of its Common Stock) to the general public; or

(b)                                 the Corporation applies to have any class of its Common Stock (or any class of securities convertible into any class of its Common Stock) listed on a national securities exchange.

(2)                                  Waiver.  The Corporation may, by resolution of its Board of Directors, acting in its sole discretion, waive any or all of the restrictions upon the shares of Class A Common Stock set forth in paragraph (F) above in such circumstances as the Board of Directors deems appropriate, and such waiver may be effective as to any or all of the shares of Class A Common Stock, or as to any or all of the holders thereof.

(I)                                    Conversion of Class B Common Stock into Class A Common Stock.

Each share of Class B Common Stock shall be convertible at any time, at the option of the holder thereof, in accordance with such procedures and subject to such terms and conditions as the Board of Directors may establish, into 20 fully paid and nonassessable shares of Class A Common Stock.

(J)                                   Limitations on Future Issuance of Class B Common Stock.

The Corporation shall not issue any additional shares of Class B Common Stock after the Effective Time, except for shares issuable upon the exercise of Options to purchase shares of Old Common Stock which were outstanding immediately prior to the Effective Time and which were not converted in the Merger into Options to purchase shares of Class A Common Stock. Additionally, any shares of Class B Common Stock purchased or otherwise reacquired by the Corporation shall be retired and shall no longer be authorized or otherwise available for reissuance by the Corporation.

(K)                               No Change in Forfeiture Provisions.

All shares of Class A Common Stock and Class B Common Stock issued in the Merger in exchange for shares of Old Common Stock, which immediately prior to the Effective Time were subject to forfeiture, in whole or in part, in the event of the termination of the holder’s employment or affiliation with the Corporation prior to the expiration of certain vesting periods, shall be subject to forfeiture in the same manner and to the same extent as were the shares of Old Common Stock which were so converted into such shares of Class A Common Stock or Class B Common Stock.

All shares of Class A Common Stock issued by way of a stock dividend or stock split on shares of Common Stock which are subject to forfeiture, in whole or in part, in the event of the termination of the holder’s employment or affiliation with the Corporation prior to the expiration of certain vesting periods, shall be subject to forfeiture in the same manner and to the same extent as are the shares of Common Stock with respect to which they are issued.

(L)                                 Formula Price for Class B Common Stock.

The formula price for shares of Class B Common Stock at all times shall be equal to 20 times the Formula Price.

FIFTH:  Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall otherwise provide.

SIXTH:  In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of this Corporation.

SEVENTH:  Sections 3.02, 3.03 and 7.05 of the Bylaws shall not be repealed, altered, amended or rescinded by the stockholders of the Corporation except by the vote of the holders of not less than two-thirds of the total voting power of all outstanding shares of voting stock of the Corporation.  Other sections of the Bylaws may be made, repealed, altered, amended or rescinded by the vote of not less than a majority of the total voting power of all the outstanding shares of voting stock of the Corporation.

EIGHTH:  The number of directors which shall constitute the whole Board of Directors of the Corporation shall be not less than twelve (12) and not more than twenty-two (22), and the exact number shall be fixed by the Board of Directors as provided in the Bylaws of the

Corporation.  The Board is divided into three classes, Class I, Class II and Class III.  Such classes shall be as nearly equal in number of directors as possible.  Each director shall serve for a term ending on the third annual meeting following the annual meeting at which such director was elected; provided, however, that the directors first elected to Class I shall serve for a term ending on the annual meeting next following the end of the calendar year 1981, the directors first elected to Class II shall serve for a term ending on the second annual meeting next following the end of the calendar year 1981, and the directors first elected to Class III shall serve for a term ending on the third annual meeting next following the end of calendar year 1981.  The foregoing notwithstanding, each director shall serve until his successor shall have been duly elected and qualified, unless he shall resign, become disqualified, disabled or shall otherwise be removed.

At each annual election, the directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed, unless, by reason of any intervening changes in the authorized number of directors, the Board shall designate one or more directorships whose term then expires as directorships of another class in order more nearly to achieve equality of number of directors among the classes.

Notwithstanding the rule that the three classes shall be as nearly equal in number of directors as possible, in the event of any change in the authorized number of directors each director then continuing to serve as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his prior death, resignation or removal.  If any newly created directorship may, consistently with the rule that the three classes shall be as nearly equal in number of directors as possible, be allocated to one of two or more classes, the Board shall allocate it to that of the available classes whose term of office is due to expire at the earliest date following such allocation.

NINTH:  Directors of the Corporation may be removed by the stockholders of the Corporation only for cause.

TENTH:  At any election of directors of this Corporation, a holder of any class or series of stock then entitled to vote in such election shall be entitled to as many votes as shall equal the number of votes which (except for this Article as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected in the election in which his class or series of shares is entitled to vote, and each stockholder may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as he may see fit.

ELEVENTH:  No action shall be taken by the stockholders except at an annual or special meeting of stockholders.

TWELFTH:  Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors, or by a majority of the members of the Board of Directors, or by a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authority, as provided in a resolution of the Board of Directors or in the Bylaws of the Corporation, include the power to call such meetings, but such special meetings may not be called by any other person or persons; provided, however, that, if and to the extent that any special meeting of stockholders may be called by any other person or persons specified in any provisions of this Certificate of Incorporation or any amendment thereto or any certificate filed under Section 151(g) of the Delaware General Corporation Law (or its successor statute as in effect from time to time hereafter), then such special meeting may also be called by the person or persons, in the manner, at the times and for the purposes so specified.

THIRTEENTH:  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.  Notwithstanding the foregoing, the provisions set forth in Articles SIXTH, SEVENTH, EIGHTH and this Article THIRTEENTH may not be repealed or amended in any respect unless such repeal or amendment is approved by the affirmative vote of the holders of not less than two-thirds of the total voting power of all outstanding shares of voting stock of this Corporation.

FOURTEENTH:

(A)                              For the purposes of this Article FOURTEENTH:

(1)                                  The term “person” shall mean any individual, firm, partnership, limited partnership, corporation or other entity.

(2)                                  The term “Subsidiary” shall mean any corporation more than fifty percent (50%) of any class of equity security of which is owned, directly or indirectly, by the Corporation.

(3)                                  The term “Substantial Part of the Assets” shall mean assets having a fair market value or book value, whichever is greater, equal to more than ten percent of the fair market value or book value, whichever is greater, of the total assets of a person as of the end of its most recent fiscal year ending prior to the time the determination is made.

(4)                                  A person shall be a “Beneficial Owner” of any shares of voting stock of the Corporation (a) which such person or any of its “affiliates” or “associates” (as defined on the date of the adoption hereof in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) beneficially owns, directly or indirectly, (b) which such person or any of its “affiliates” or “associates” has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise or (ii) the right to vote or direct the voting of pursuant to any agreement, arrangement or understanding, or (c) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its “affiliates” or “associates” has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of such voting stock.

(5)                                  The term “Related Person” shall mean any person (except any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) which is the Beneficial Owner (as herein defined) of five percent (5%) or more of the total voting power of all of the outstanding shares of voting stock of the Corporation.

(6)                                  For the purposes of determining whether a person is a Related Person, the number of shares of voting stock of the Corporation deemed to be outstanding shall include all shares deemed owned by such person through application of subparagraph (4) of this paragraph (A), but shall not include any other shares of voting stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(7)                                  The term “Business Combination” shall mean (a) any merger or consolidation of the Corporation or a Subsidiary with or into a Related Person, (b) any sale, lease, exchange, transfer, mortgage, pledge or other disposition (whether in one transaction or in a series of transactions) of all or any Substantial Part of the Assets (as herein defined) of a Related Person to the Corporation or to a Subsidiary, (c) any sale, lease, exchange, transfer, mortgage, pledge or other disposition (whether in one transaction or in a series of transactions) of all or any Substantial Part of the Assets of the Corporation (including without limitation any securities of a Subsidiary) to a Related Person, (d) the issuance of any securities of the Corporation or a Subsidiary to a Related Person, (e) the acquisition by the Corporation or a Subsidiary of any securities of a Related Person, (f) any reclassification of the securities (including any reverse stock split) or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any Subsidiary or any other transaction (whether or not with or into or otherwise involving a Related Person) which has the effect, directly or indirectly, of increasing the proportionate amount of the outstanding shares of any class of equity securities or securities convertible into equity securities of the Corporation or any Subsidiary which is directly or indirectly owned by a Related Person, (g) any loan or other extension of credit by the Corporation or a Subsidiary to a Related Person or any guarantee by the Corporation or a Subsidiary of any loan or other extension of credit by any person to a Related Person, (h) the adoption of any plan or proposal for the dissolution, liquidation or termination of the Corporation or any Subsidiary proposed by or on behalf of a Related Person and (i) any agreement, contract or other arrangement providing for any of the foregoing Business Combination transactions.

(8)                                  The term “Continuing Director” shall mean any member of the Board of Directors of the Corporation who is unaffiliated with the Related Person and was a member of the Board prior to the time that the Related Person became a Related Person, and any successor of a Continuing Director who is unaffiliated with the Related Person and is recommended or elected to succeed a Continuing Director by a majority of Continuing Directors, provided that such recommendation or election shall only be effective if made at a meeting at which a Continuing Director Quorum is present.

(9)                                  The term “Continuing Director Quorum” shall mean a majority of the Continuing Directors capable of exercising the powers conferred upon them under the provisions of this Restated Certificate of Incorporation or the Bylaws of the Corporation or by law.

(B)                                The approval or authorization of any Business Combination (as herein defined) of the Corporation with any Related Person (as herein defined) shall require the affirmative vote of the holders of (i) at least 80% of the total voting power of all of the outstanding shares of voting stock of the Corporation and (ii) a majority of the total voting power of all of the outstanding shares of voting stock of the Corporation other than shares of voting stock which such Related Person is the Beneficial Owner (as herein defined).  Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that the affirmative vote of a lesser percentage of stockholders may be specified, by law or otherwise.

(C)                                The provisions of this Article FOURTEENTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as may be required by law or otherwise, if:

(1)                                  The Board of Directors of the Corporation shall by resolution have approved or ratified a memorandum of understanding approving such Business Combination with such Related Person prior to the time such Related Person became the Beneficial Owner, directly or indirectly, of five percent (5%) or more of the voting shares of the Corporation; or

(2)                                  The Business Combination shall have been approved by a majority of the Continuing Directors (as herein defined) at a meeting at which a Continuing Director Quorum (as herein defined) is present; or

(3)                                  The Business Combination involves solely the Corporation and a Subsidiary (as herein defined) in which a Related Person has no direct or indirect interest (other than an interest arising solely because of control of the Corporation); provided, that if the Corporation is not the surviving corporation, (a) each stockholder of the Corporation receives the same type of consideration in such transaction in proportion to such stockholder’s stockholdings, (b) the provisions of Articles FIFTH, SIXTH, SEVENTH, EIGHTH, NINTH, TENTH, ELEVENTH, TWELFTH and FOURTEENTH of this Restated Certificate of Incorporation are continued in effect or adopted by such surviving corporation as part of its articles of incorporation or certificate of incorporation, as the case may be, and such articles or certificate have no provisions inconsistent with such provisions, and (c) the provisions of the Corporation’s Bylaws are continued in effect or adopted by such surviving corporation.

(D)                               Nothing contained in this Article FOURTEENTH shall be construed to relieve any Related Person of any fiduciary obligation imposed upon it by law.

(E)                                 A majority of the Continuing Directors shall have the power and duty to determine, on the basis of information then known to them, whether (a) any person is a Related Person, (b) any Business Combination relates to a Substantial Part of the Assets of any person and (c) any director is a Continuing Director acting at a meeting at which a Continuing Director Quorum is or was present.  Any such determination by a majority of the Continuing Directors shall be conclusive and binding for all purposes of this Article FOURTEENTH.

(F)                                 The stockholders of the Corporation shall be entitled to statutory appraisal rights to the maximum extent permissible under Section 262 of the General Corporation Law of the State of Delaware, notwithstanding any exception otherwise provided therein, with respect to any Business Combination with a Related Person requiring the affirmative vote of the holders of outstanding stock of the Corporation having at least 80% of the voting power of the Corporation.

(G)                                No Business Combination subject to the provisions of Paragraph B of this Article FOURTEENTH shall, unless such Business Combination shall be the subject of one of the exceptions provided for in paragraphs C(i), (ii) or (iii), be consummated, and the Corporation shall not enter into any such Business Combination, unless the agreement relating to such Business Combination shall provide that each stockholder of the Corporation who has voted against the Business Combination shall receive, at the time of the consummation of such Business Combination and in exchange for such stockholder’s shares of the capital stock of the Corporation, at the option of such stockholder, either (i) the consideration offered by the Related Persons as part of the Business Combination, or (ii) consideration per share of capital stock of the Corporation held by such stockholder (either in cash or in the same form and of the same kind as the consideration paid by the Related Person in acquiring shares of capital stock of the Corporation, at the option of such stockholder) in an amount not less than the greater of the following:

(1)                                  The highest per share price (including brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by such Related Person in acquiring any of the capital stock of the Corporation, or

(2)                                  A price bearing the same percentage relationship to the market price of the capital stock of the Corporation immediately prior to the announcement of the Business Combination as the highest price per share (including brokerage commissions, transfer taxes and soliciting dealers’ fees) of the capital stock of the Corporation previously paid by such Related Person for shares of capital stock of the Corporation bears to the market price of the capital stock of the Corporation immediately prior to the time such Related Person initially acquired any shares of capital stock of the Corporation notwithstanding that such person was not a Related Person at the time of such initial acquisition.

(H)                               Notice of any proposed alteration, amendment, rescission or repeal of this Article FOURTEENTH shall be included in the notice of any annual or special meeting of stockholders at which such proposal is to be considered.

(I)                                    The provisions set forth in this Article FOURTEENTH may not be amended, altered, changed or repealed nor may any provision inconsistent with such provisions be added to the Restated Certificate of Incorporation of the Corporation except upon the affirmative vote of the holders of (i) at least eighty percent (80%) of the total voting power of all outstanding shares of voting stock of the Corporation and (ii) a majority of the total voting power of all of the outstanding shares of voting stock of the Corporation other than shares of voting stock which are Beneficially Owned by a Related Person which has directly or indirectly proposed such amendment, alteration, change or repeal; provided, however, that any or all of such provisions may be amended, altered, changed or repealed, and any such new provisions may be added, upon the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding voting securities of the Corporation, if such amendment, change, alteration or repeal or additional provision shall first have been approved and recommended by a resolution adopted by a majority vote of the Continuing Directors at a meeting at which a Continuing Director Quorum was present.

FIFTEENTH:

(A)                              The Corporation shall indemnify its directors and elected and appointed officers to the fullest extent authorized or permitted by the DGCL, as the same exists or may hereafter be amended, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or administrators) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.  The right to indemnification conferred in this paragraph (A) shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation who are not directors or officers similar to those conferred in this paragraph (A) to directors and officers of the Corporation.

The rights to indemnification and to the advancement of expenses conferred in this paragraph (A) shall not be exclusive of any other right which any person may have or hereafter acquire under this Restated Certificate of Incorporation, the By-laws, any statute, agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or modification of this paragraph (A) by the stockholders of the Corporation shall not adversely affect any rights to indemnification and advancement of expenses of a director or officer of the Corporation existing pursuant to this paragraph (A) with respect to any acts or omissions occurring prior to such repeal or modification.

(B)                                No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Any repeal or modification of this paragraph (B) by the stockholders of the Corporation shall not have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such repeal or modification.

5.                                       This Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, SCIENCE APPLICATIONS INTERNATIONAL CORPORATION has caused this Restated Certificate of Incorporation to be executed in its corporate name by its Senior Vice President as of this 24th day of August, 1999.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

By	/s/J. DENNIS HEIPT
J. Dennis Heipt
Senior Vice President